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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Portland Software, Inc.:

  We consent to the inclusion of our report dated February 20, 1998 with respect to the balance sheets of Portland Software, Inc. as of December 31, 1996 and 1997 and related statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the Form S-1 of Preview Systems, Inc. dated on or about December 2, 1999, and to the reference to our firm under the heading "Experts".

                                          /s/ KPMG LLP

Portland, Oregon

December 2, 1999